Fuel Systems Solutions, Inc. Appoints Anthony Harris to the Board of Directors

NEW YORK, N.Y., December 20, 2013 -- Fuel Systems Solutions, Inc. (Nasdaq: FSYS) announced the appointment of seasoned business executive Anthony Harris, 60, to the board of directors effective December 31, 2013. Mr. Harris will serve on the Audit Committee and the Compensation Committee. He assumes the board seat that will be vacated by William J. Young on December 31st, 2013, maintaining the board at seven members.

"Tony's success as a senior executive in operations, marketing, and business acquisition at both corporate and entrepreneurial companies will serve Fuel Systems Solutions well," stated Mariano Costamagna, chairman and chief executive officer. "Further, Tony's extensive experience in strategy formation, leadership development, and performance and management compensation brings valuable perspective in helping drive value for shareholders. The board joins me in welcoming him to Fuel Systems."

"Now is a very exciting and important time in the development of the global market for gaseous fuel powered automotive and industrial engines," stated Mr. Harris. "I look forward to working with Fuel Systems' board to drive the company toward future success."

Since 2006, Mr. Harris has served as president and CEO of Campbell/Harris Security Equipment Company (CSECO), a manufacturer of contraband, explosives, and "dirty bomb" detection equipment. Prior to acquiring CSECO he was vice president of marketing for Calpine Corporation since 2001, where he was responsible for brand management, marketing strategy development and execution, new product development, advertising and sales training. From 1997 to 1999, Mr. Harris was with PG&E Energy Services, where he served as vice president of National Account Services and Western Region sales. From 1992 to 1997 he was with Pacific Gas and Electric Company (PG&E) where he served as Director of Alternative Fuel Vehicles, Division Manager, Vice President of Marketing and Sales, and president of Standard Pacific Gas Line, Inc., respectively. Mr. Harris worked at Ford Motor Company as a Production Supervisor from 1979 to 1981, at Ford Aerospace and Communications Corporation as a Program Manager from 1981 to 1986, at Anaheim Lincoln Mercury as a General Manager from 1986 to 1987 and at Sonoma Ford Lincoln/Mercury as President & CEO from 1987 1992. He has also been president and CEO of a Silicon Valley start-up venture, StyleChoice.com.

Mr. Harris has a BS in mechanical engineering from Purdue University and an MBA from the Harvard Graduate School of Business. He was named a Purdue Outstanding Mechanical Engineer in 1999, a Distinguished Engineering Alumnus in 2008 and awarded an honorary Doctor of Engineering degree from Purdue in 2013.

Mr. Harris is a founder of the National Society of Black Engineers and currently serves as Chair of its National Advisory Board. He is a member of the Executive Leadership Council, and serves on the board of directors of the SF Jazz Center Foundation and the One Pacific Coast Bank Advisory Board. He also serves on the Purdue University Office of Global Affairs Strategy Advisory Council. Additionally he has served on the African American Advisory Committee for the California State Board of Education.

 About Fuel Systems Solutions

Fuel Systems Solutions (Nasdaq: FSYS) is a leading designer, manufacturer and supplier of proven, cost-effective alternative fuel components and systems for use in transportation and industrial applications. Fuel Systems' components and systems control the pressure and flow of gaseous alternative fuels, such as propane and natural gas, used in internal combustion engines. These components and systems feature the Company's advanced fuel system technologies, which improve efficiency, enhance power output and reduce emissions by electronically sensing and regulating the proper proportion of fuel and air required by the internal combustion engine. In addition to the components and systems, the Company provides engineering and systems integration services to address unique customer requirements for performance, durability and configuration. Additional information is available at www.fuelsystemssolutions.com.

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Cathy Mattison

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